Exhibit 6.2

CUSTODIAL AGREEMENT

Among

WESTERN ALLIANCE BANK, as Lender,

IRON BRIDGE MORTGAGE FUND, LLC, as Borrower

and

U.S. BANK NATIONAL ASSOCIATION, as Custodian,

Dated as of January 5, 2016

-i-

CUSTODIAL AGREEMENT, dated as of January 5, 2016 (“Agreement”), made by and among:

(i)	IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company (including any successors in interest, the “Borrower”);

(iii)	U.S. BANK NATIONAL ASSOCIATION, as custodian for Lender pursuant to this Agreement (in such capacity, including its successors in interest and any successor Custodian as permitted hereunder, “Custodian”); and

(iii)	WESTERN ALLIANCE BANK, an Arizona corporation (including its successors in interest, the “Lender”).

RECITALS

Borrower and Lender are parties to the Loan and Security Agreement, dated as of December 22, 2015 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), pursuant to which Lender has agreed, subject to the terms and conditions of the Loan Agreement, to make one or more Advances from time to time to Borrower. In connection with the Advances, all of Borrower’s Notes, including the security interests securing the Notes, shall be assigned to Lender. The Custodian has agreed, subject to the terms hereof, to hold all of the Loans pledged to Lender under the Loan Agreement for the benefit of Lender, and to report to Lender with respect to the Loans and Eligible Loans as provided herein.

It is a condition precedent to the effectiveness of the Loan Agreement that the parties hereto execute and deliver this Agreement to provide for the appointment of Custodian as custodian hereunder. Accordingly, the parties hereto agree as follows:

Section 1.	Definitions.

Unless otherwise defined herein, capitalized terms used herein and defined in the Loan Agreement shall have the respective meanings given them in the Loan Agreement, and the following terms shall have the following meanings:

“Assignment of Mortgage” shall mean, with respect to any Mortgage, a fully-executed original assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, reflecting the assignment of the Mortgage to Lender.

“Authorized Representative” shall have the meaning specified in Section 18.

“Custodial Delivery Failure” shall have the meaning specified in Section 12(b).

“Custodian” shall have the meaning specified in the preamble to this Agreement.

“Custodian Loan Transmission” shall mean in the case of each Loan, a computer-readable transmission containing the following information to be delivered by the Custodian to the Lender pursuant to this Custodial Agreement: the Loan number, mortgagor’s name, codes indicating Exceptions and, with respect to any Mortgage Files which have been released pursuant to Section 5 hereof, a description of reason for release of file. “Daily Aged Report” shall mean the Custodian Loan Transmission and the Exception Report.

“Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, would become an Event of Default.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes of this Agreement (except when a request or notice by its terms requires execution).

“Exception” shall mean with respect to any Loan, (i) any variance from the requirements of Section 2(a) hereof with respect to the Mortgage File (giving effect to Borrower’s right to deliver certified copies in lieu of original documents in certain circumstances); or (ii) that the documents in the Mortgage File referred to in the preceding clause (i) have been reviewed by Custodian in accordance with the Review Procedures and do not appear on their face to be regular or to relate to such Loan.

“Exception Report” shall mean a list of Loans, in a format reasonably acceptable to the Lender and delivered by the Custodian to the Lender in an electronic format as provided in Section 3 hereof, reflecting the Loans held by the Custodian for the benefit of the Lender, which includes exception codes customarily used by the Custodian, indicating any Exceptions with respect to each Loan listed thereon. Each Exception Report shall set forth the Loans with Exceptions delivered to the Custodian for pledging under the Loan Agreement on any applicable Funding Date as well as the Loans previously delivered to the Custodian to be pledged to Lender and held by the Custodian hereunder, which such Loans shall be listed separately from those funded on the current Funding Date, and all Exceptions with respect thereto, with any updates thereto from the time last delivered.

“Fannie Mae” shall mean the entity formerly known as the Federal National Mortgage Association, and its successors in interest.

“Freddie Mac” shall mean the entity formerly known as the Federal Home Loan Mortgage Corporation, and its successors in interest.

“Funding Date” shall mean, the date on which an Advance is made pursuant to the Loan Agreement.

“Governmental Authority” shall mean, with respect to any Person, any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its subsidiaries or any of their properties.

“Lender” shall have the meaning specified in the preamble to this Agreement.

“Loan” means a Pledged Loan.

“Loan Data Transmission” shall mean a computer tape or other electronic medium generated by or on behalf of Borrower and delivered or transmitted to Lender and Custodian which provides information relating to the Pledged Loans, including the information set forth on Annex 1, in a format acceptable to the Lender and the Custodian.

“Loan Schedule” shall mean a hard copy or electronic format schedule, which shall include with respect to each Loan without limitation: (i) the Loan number, (ii) the Mortgagor’s/borrower’s name, (iii) the property address (including, street address, city, state and zip code), (iv) the interest rate, (v) the date of the Note, (vi) the first payment date, (vii) the maturity date, (viii) the original principal amount of the Loan, (ix) the current principal balance of the Loan, and (x) any other information mutually agreed to by Lender and Custodian pursuant to this Agreement.

“Lost Note Affidavit” means a lost note affidavit in the form of Annex 8 attached hereto pursuant to this Agreement.

“Mortgage” means a mortgage, deed of trust, security agreement or other document or instrument securing a Note, which creates a first priority lien on the mortgaged property described therein.

“Mortgage File” shall mean, as to each Loan, those documents listed in Section 2(a) and any other documents related to such Loan that are delivered to Custodian or which at any time come into the possession of Custodian.

“Note” means each promissory note or other evidence of indebtedness executed by a third party in favor of Borrower (or assigned to Borrower by valid allonge, endorsement or other assignment document), including any amendments thereto, which is pledged to Lender.

“Pledge Date” shall mean, with respect to each Advance, the date on which Pledged Loans are pledged by Borrower to the Lender pursuant to the Loan Agreement.

“Pledged Loan” shall mean a loan evidenced by a Note and pledged to Lender pursuant to the Loan Agreement.

“Loan Agreement” shall have the meaning specified in the Recitals.

“Request for Release” shall mean a request of Borrower in the form of Annex 4, attached hereto.

“Required Delivery Item” shall have the meaning specified in Section 3(a).

“Required Delivery Time” shall have the meaning specified in Section 3(a).

“Required Party” shall have the meaning specified in Section 3(a).

“Review Procedures” shall have the meaning specified in Section 3(c).

“Servicer” shall mean Iron Bridge Management Group, LLC, or another servicer of the Pledged Loans approved by Lender and identified to Custodian in writing.

“Trust Receipt” shall mean a trust receipt in the form annexed hereto as Annex 2, delivered to Lender by Custodian covering the Loans subject to this Agreement from time to time, as reflected on the Custodian Loan Transmission and Exception Report attached thereto in accordance with Section 3.

Section 2.	Delivery of Mortgage File.

Borrower shall deliver to Custodian the following documents pertaining to each Loan monthly upon the second Business Day of each month for Loans closed or acquired within the prior month. Upon delivery by Borrower, without any further act by any party, Borrower shall be deemed to certify to the Lender that the Loans pledged on such date are not subject to a lien of any third party.

(a) the Mortgage File; including originals or certified copies where indicated of the following, provided, however, that as to documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Borrower in time to permit their delivery hereunder at the time of such transfer, and in lieu of delivering such original documents or certified copies where permitted, Borrower has delivered to Custodian a true copy thereof, and provided further that provided that, the original assignment of mortgage to Borrower with mortgage recording information thereon, shall be delivered by Borrower to Custodian within fourteen (14) days of the related acquisition date, and Borrower shall deliver all other original or certified documents when received:

(i) original promissory note and any allonges;

(ii) original Mortgage reflecting recording information;

(iii) original Assignment of Mortgage to Lender (in blank and unrecorded) , together with all intervening assignments of mortgage;

(iv) title commitment;

(v) policy of title insurance.

(b) With respect to all Mortgage Files, from time to time, Borrower shall forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Loan approved by Borrower (or the servicer on its behalf), and Custodian shall hold such other documents as the Lender shall request from time to time.

(c) Additionally, on or promptly following the execution date of this Agreement, the Borrower shall cause the delivery of Mortgage Files held by U.S. Bank National Association as custodian under the Custody Agreement dated as of April 30, 2014 (as amended on May 27, 2014) ( the “Initial Custody Agreement”) among Iron Bridge Mortgage Fund LLC, Iron Bridge Realty LLC, Sunwest Bank and U.S. and National Association (collectively,

“Previously Held Mortgage Files”), to the Custodian under this Custody Agreement. The Custodian shall have no obligation to perform a review of the Previously Held Mortgage Files and no obligation to provide a Trust Receipt with respect to such files, but promptly following its receipt of such Previously Held Mortgages Files, the Custodian shall provide a Custodial Loan Transmission and Exception Report with respect to such files; provided such Exception Report shall list only those exceptions previously reported under the Initial Custody Agreement.

Section 3.	Exception Report; Trust Receipt.

(a) The Custodian will review any Mortgage Files, subject to the limitations set forth in the following paragraph, delivered to it in a particular month on or before the fifth Business Day following delivery. No later than 5:30 p.m. (New York City time) on the fifth Business Day following Custodian’s receipt of the Mortgage Files and the Loan Schedule the Custodian will deliver to the Lender, via Electronic Transmission acceptable to the Lender, the Custodian Loan Transmission and an Exception Report showing the status of all Loans then held by the Custodian, including but not limited to the Loans which are subject to Exceptions, and with respect to each Loan, the time and date that any related Loan Documents have been released pursuant to Sections 5(a) or 5(b).

Upon discovery by the Custodian of an Exception, Custodian shall promptly send to Borrower and Lender, by Electronic Transmission, a Custodian Loan Transmission and Exception Report listing such Exceptions.

(b) Custodian shall deliver to Lender, no later than 5:30 p.m. (New York City time) on the fifth Business Day following Custodian’s receipt of the Mortgage Files, a Trust Receipt in the form of Annex 2 with respect to Loans pledged to Lender on each delivery date and any prior delivery date and held by Custodian hereunder, and shall deliver to Lender a Custodian Loan Transmission and Exception Report for all delivered Loans. Upon request of Lender, Custodian shall deliver a cumulative Trust Receipt (appropriately identified by Custodian as a cumulative Trust Receipt in the form of Annex 2), together with a Custodian Loan Transmission and Exception Report for all Loans, to the Lender which shall supersede and cancel all Trust Receipts previously delivered by the Custodian to the Lender hereunder (a “Cumulative Trust Receipt”). Custodian shall deliver any Cumulative Trust Receipt on (i) the same Business Day as requested by Lender if Custodian receives such request no later than 11:00 a.m. New York City time and (ii) the following Business Day as requested by Lender if Custodian receives such request later than 11:00 a.m. New York City time. Custodian shall also deliver to Borrower and Lender, no later than 5:30 p.m. New York City time, by Electronic Transmission, a Daily Aged Report.

(c) Each Custodian Loan Transmission and Exception Report shall list all Exceptions using such exception codes customarily used by Custodian. The delivery of each Custodian Loan Transmission and Exception Report to Lender shall be Custodian’s representation that, other than the Exceptions listed as part of the Exception Report: (i) all documents required to be delivered in respect of each Loan pursuant to Section 2(a) of this Agreement have been delivered and are in the possession of Custodian as part of the Mortgage File for such Loan, (ii) Custodian is holding each Loan identified on the Custodian Loan Transmission and Exception Report, pursuant to this Agreement, as the bailee of and custodian for Lender and/or its designees and (iii) all such documents have been reviewed by Custodian and appear on their face to be regular and to relate to such Loan and satisfy the requirements set forth in Section 2 of this Agreement and the review procedures attached hereto as Annex 3 (the “Review Procedures”).

(d) In connection with a Custodian Loan Transmission and Exception Report delivered hereunder by Custodian, Custodian shall make no representations as to and shall not be responsible to verify (A) the validity, ownership, title, legality, enforceability, due authorization, recordability, sufficiency or genuineness of any of the documents contained in each Mortgage File, (B) the collectability, insurability, effectiveness, priority, perfection or suitability of any such Loan, or (C) the sufficiency, perfection, priority or maintenance of any security interest granted in such Loan. Subject to the following sentence, Borrower and Lender hereby give Custodian notice that from and after the Funding Date, Lender shall have a first priority security interest in each Loan identified on a Custodian Loan Transmission and Exception Report until such time that Custodian receives written notice from Lender that Lender no longer has a security interest in such Loan.

(e) Notwithstanding anything to the contrary set forth herein, in the event that the Custodian Loan Transmission and Exception Report attached to the Trust Receipt is different from the most recently delivered Custodian Loan Transmission and Exception Report, then the most recently delivered Custodian Loan Transmission and Exception Report shall control and be binding upon the parties hereto.

(f) Notwithstanding anything herein to the contrary, in the event that more than 250 Mortgage Files are to be delivered pursuant to Section 2 hereof on any given date, the Custodian shall have a reasonable amount of additional time (beyond that set forth in Section 3(a) and (b) above to complete its review of such Mortgage Files in excess of 250 and the specific amount of additional time may be as agreed between the Custodian and Lender.

(g) The Custodian shall be entitled to rely upon each Loan Schedule provided by the Borrower pursuant to Section 3(a) as the conclusive schedule in its review of the Mortgage Files.

Section 4.	Obligations of Custodian.

(a) Custodian shall maintain continuous custody of all items constituting the Mortgage Files in secure, fire resistant facilities in accordance with customary standards for such custody and shall reflect in its records the interest of Lender therein.

(b) With respect to the documents constituting each Mortgage File, Custodian shall (i) act exclusively as the bailee of, and custodian for, Lender, (ii) hold all documents constituting such Mortgage File received by it for the exclusive use and benefit of Lender, and (iii) make disposition thereof only in accordance with the terms of this Agreement.

(c) In the event that (i) Lender, Borrower or the Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Mortgage File or any document included within a Mortgage File or (ii) a third party shall institute any court proceeding by which any Mortgage File or a document included within a Mortgage File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings. Custodian shall, to the extent permitted by law or any court order, continue to hold and maintain all of the Mortgage Files that are the subject of such proceedings pending delivery to the Custodian of a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, Custodian shall dispose of such Mortgage File or any document included within such Mortgage File as directed by Lender, which shall give a direction consistent with such determination. Expenses of Custodian (including reasonable attorneys’ fees and related expenses) incurred as a result of such proceedings shall be borne by Borrower.

Section 5.	Release of Mortgage Files.

(a) From time to time until Custodian is otherwise notified by Lender in writing, which notice shall be given by Lender in its good faith and reasonable judgment, the Custodian shall, upon receipt of written request of Borrower, release documentation relating to Loans in the possession of Custodian to Borrower, for the purpose of correcting documentary deficiencies relating thereto or to begin remedial action on such Loans upon receipt of a Request for Release and Receipt delivered by Electronic Transmission by Borrower in the form of Annex 4 hereto. Custodian shall promptly notify Lender in its Daily Aged Report that it has released any Mortgage File to Borrower. Borrower shall hold each Mortgage File delivered to it pursuant to this Section 5(a) as bailee for Lender. Borrower or its designee shall return to Custodian each document previously released from Custodian’s Mortgage File within ten (10) Business Days of receipt thereof, unless foreclosure proceedings have commenced, in which case the documents will be returned as soon as reasonably possible. Borrower hereby further covenants to Lender and Custodian that any such request by Borrower for release of Loan Documents pursuant to this Section 5(a) shall be solely for the purposes of correcting clerical or other non-substantial documentation problems or submittal as required by local law for ultimate sale, foreclosure, other remedial action or exchange and that Borrower has requested such release in compliance with all terms and conditions of such release set forth herein and in the Loan Agreement.

(b) From time to time until Custodian is otherwise notified by Lender in writing, which notice shall be given by Lender in its good faith and reasonable judgment, and as appropriate for the servicing of any of the Loans, Custodian shall, upon written receipt from Borrower of a Request for Release of Documents and Receipt in the form of Annex 4 hereto, release to Borrower the Mortgage File or the documents set forth in such request relating to Loans in the possession of Custodian. Custodian shall promptly notify Lender that it has released any Mortgage File to Borrower. Borrower shall hold each Mortgage File delivered to it pursuant to this Section 5(b) as bailee for Lender. Borrower shall return to Custodian each document previously released to Servicer within ten (10) Business Days of receipt thereof. Borrower hereby further covenants to Lender and Custodian that any such request by Borrower for release of Loan Documents pursuant to this Section 5(b) shall be solely for the purposes of servicing of any of the Loans and that Borrower has requested such release in compliance with all terms and conditions of such release set forth herein and in the Loan Agreement. Subject to subsection (e) below, notwithstanding any other provision to the contrary, Custodian shall not be liable for following any direction or instruction of Borrower or Servicer, and shall be entitled to conclusively rely on such direction or instruction given pursuant to this Section 5.

(c) So long as no Default or Event of Default has occurred and is continuing, Custodian and Lender shall take such steps as they may reasonably be requested to take from time to time by Borrower in writing, which are necessary and appropriate, to transfer promptly and deliver to Borrower any Mortgage File in the possession of Custodian relating to any Loan which was previously a Pledged Loan, but which Borrower, with the written consent of Lender, has notified Custodian has ceased to be a Loan pledged under the Loan Agreement. In furtherance of the foregoing, upon receipt of written request from Borrower in the form of Annex 4 hereto, which must be acknowledged by Lender, Custodian shall release to Borrower the requested Mortgage Files. With regard to Custodian’s obligations under this clause (c), a Default or Event of Default shall be deemed to have occurred and be continuing only upon the Lender’s written notice (which may be electronic) to the Custodian of such Default or Event of Default.

(d) Following written notification by Lender (which may be electronic) to Custodian that a Default or an Event of Default has occurred and is continuing, (i) Custodian shall not release, or incur any liability to Borrower or any other Person for refusing to release, any item relating to a Loan to Borrower or any other Person without the express prior written consent and at the direction of Lender, and (ii) Custodian is expressly authorized to follow any written direction of Lender to release and deliver to any Person, in accordance with such direction any Mortgage File or other item relating to a Loan.

(e) Prior to any shipment of Mortgage Files hereunder, Borrower shall deliver to Custodian, with a copy to Lender, written instructions as to the method of shipment and shippers(s) Custodian is to utilize in connection with the transmission of Mortgage Files or other loan documents in the performance of Custodian’s duties hereunder. Borrower shall arrange for the provision of such services at its sole cost and expense (or, at Custodian’s option, reimburse Custodian for all costs and expenses incurred by Custodian consistent with the instructions) and will maintain such insurance against loss or damage to Mortgage Files or other loan documents as Lender deems appropriate. Without limiting the generality of the provisions of Section 13(a), it is expressly agreed that in no event shall Custodian have any liability for any losses or damages to any person, including without limitation, Borrower or Lender, arising out of actions of Custodian consistent with the shipment instructions of Borrower or Lender. In the event Custodian does not receive such written instructions, Custodian shall be authorized and shall be indemnified as provided herein from losses resulting from its utilization of a nationally recognized courier service.

Section 6.	Fees and Expenses of Custodian.

Custodian shall charge such fees for its services under this Agreement as are set forth in a separate agreement between Custodian and Borrower, the payment of which fees, together with Custodian’s expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection herewith, shall be solely the obligation of Borrower, except as herein provided. Following the termination of the Loan Agreement or Custodian’s receipt of a notice of an Event of Default thereunder, so long as Custodian is holding any Loans on behalf of Lender hereunder, Lender shall be obligated to pay the fees and expenses of Custodian that are incurred on and after the termination of the Loan Agreement or Custodian’s receipt of a notice of an Event of Default; provided that Borrower shall be responsible for reimbursing the Lender for any such fees and expenses that are paid by the Lender. The obligations to pay Custodian such fees and reimburse Custodian for such expenses in connection with services provided by Custodian shall survive the termination of this Agreement and the resignation or removal of the Custodian.

Section 7.	Removal or Resignation of Custodian.

(a) Custodian may at any time resign and terminate its obligations under this Agreement upon at least sixty (60) days’ prior written notice to Borrower and Lender. Promptly after receipt of notice of Custodian’s resignation, Lender shall appoint, by written instrument, a successor custodian subject to written approval by Borrower (which approval shall not be unreasonably withheld, delayed or conditioned). One original counterpart of such instrument of appointment shall be delivered to Borrower, Custodian and the successor custodian. In the event that no successor custodian shall have been appointed within such sixty (60) day notice period, Custodian may petition any court of competent jurisdiction to appoint a successor custodian provided, however, Custodian may deliver the Mortgage Files to Lender or its designee in lieu of petitioning such court to appoint a successor custodian.

(b) Lender, with the consent of Borrower (which consent shall not be unreasonably withheld), upon at least sixty (60) days’ prior written notice to Custodian and Borrower, may remove and discharge Custodian (or any successor custodian thereafter appointed) from the performance of its obligations under this Agreement. Promptly after the giving of notice of removal of Custodian, Lender shall appoint, by written instrument, a successor custodian, with the consent of Borrower (which consent shall not be unreasonably withheld). One original counterpart of such instrument of appointment shall be delivered to each of Lender, Borrower, Custodian and the successor custodian.

(c) In the event of any such resignation or removal, Custodian shall, upon receipt of payment of all fees and expenses due and owing to Custodian, promptly transfer to the successor custodian, as directed in writing, all the Mortgage Files being administered under this Agreement to the successor custodian or as otherwise directed by Lender. Borrower shall be responsible for the fees and reasonable out-of-pocket expenses of the successor custodian.

Section 8.	Examination of Files, Books and Records.

In the absence of a Default or Event of Default, upon seventy-two (72) hours’ prior written notice to Borrower and Custodian and at the expense of Borrower, Lender, Borrower and each of their respective agents, accountants, attorneys and auditors will be permitted during the Custodian’s normal business hours to examine, inspect, and make copies of, the Mortgage Files and any and all documents, records and other instruments or information in the possession of or under the control of Custodian relating to any or all of the Loans. During the occurrence of a Default or Event of Default, upon twenty-four (24) hours’ prior written notice to Borrower and Custodian and at the expense of Borrower, Lender, Borrower and each of their respective agents, accountants, attorneys and auditors will be permitted during the Custodian’s normal business hours to examine, inspect, and make copies of, the Mortgage Files and any and all documents, records and other instruments or information in the possession of or under the control of Custodian relating to any or all of the Loans.

Section 9.	Insurance.

At its own expense, Custodian shall maintain at all times during the existence of this Agreement and keep in full force and effect fidelity insurance. All such insurance shall be in amounts, with standard coverage and subject to standard deductibles, all as is customary for insurance typically maintained by institutions that act as custodian for Mortgage Loans. A certificate of an Authorized Representative of Custodian shall be furnished to Borrower and Lender, upon written request, stating that such insurance is in full force and effect.

Section 10.	Representations and Warranties.

(a) Custodian represents and warrants to Lender that:

(i) Custodian has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary action to authorize its execution, delivery and performance of this Agreement;

(ii) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of Custodian) is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iii) this Agreement has been duly executed and delivered on behalf of Custodian and constitutes a legal, valid and binding obligation of Custodian enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law); and

(iv) Custodian is not an Affiliate of Borrower.

(b) Borrower represents and warrants to Custodian that:

(i) Borrower has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary action to authorize its execution, delivery and performance of this Agreement;

(ii) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of Borrower) is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; and

(iii) this Agreement has been duly executed and delivered on behalf of Borrower and constitutes a legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

Section 11.	No Adverse Interest.

By execution of this Agreement, the Custodian represents and warrants that (in its capacity as Custodian) it currently holds, and during the period that such Loans are held pursuant to this Agreement shall hold, no adverse interest, by way of security or otherwise, in any Loan, and hereby waives and releases any such interest which it may have in any Loan as of the date hereof. The Loans shall not be subject to any security interest, lien or right to set-off by Custodian or any third party claiming through Custodian, and Custodian shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Loans. Subject to the foregoing, nothing in this Agreement shall be deemed to require Custodian to determine whether there are any prior or adverse interests in any Loan, including, without limitation, interests for which Custodian may act as agent; provided, however, that (i) nothing in this sentence shall be deemed to relieve Custodian from any duties assigned to it hereunder with respect to such Loan, and (ii) Custodian shall promptly notify Lender if an Authorized Representative of Custodian receives written notice of any prior or adverse interests in any Loan.

Section 12.	Indemnification.

(a) Borrower shall indemnify, defend and hold Custodian and its affiliates, directors, officers, employees, agents and representatives harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, of any kind or nature whatsoever, including reasonable attorney’s and agent’s fees and expenses, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements were imposed on, incurred by or asserted against Custodian due to Custodian’s gross negligence, bad faith or willful misconduct on the part of Custodian or any of its directors, officers, agents or employees. Custodian agrees that it will promptly notify Borrower of any such claim, action or suit asserted or commenced against it and that Borrower may assume the defense thereof with counsel reasonably satisfactory to Custodian, at the sole expense of Borrower, that Custodian will cooperate with Borrower on such defense, and that Custodian will not settle any such claim, action or suit without the consent of Borrower; provided, however, that if a conflict of interest shall exist between the Borrower and the Custodian or Borrower has not retained counsel reasonably satisfactory to Custodian, the Custodian shall be entitled to retain separate counsel from the Borrower at the sole expense of the Borrower. The foregoing indemnification shall survive any resignation or removal of Custodian or the termination or assignment of this Agreement.

(b) In the event that Custodian fails to produce a Note, Assignment of Mortgage or any other document related to a Loan that was in its possession pursuant to Section 2 within two (2) Business Days after required or requested by Borrower or Lender, and provided that (i) Custodian previously delivered to Lender a Custodian Loan Transmission and Exception Report which did not list such document as an Exception on the related Funding Date (or as of any later date); (ii) such document is not outstanding pursuant to a properly delivered Request for Release and Receipt in the form annexed hereto as Annex 4; and (iii) such document was held by Custodian on behalf of Borrower or Lender, as applicable (a “Custodial Delivery Failure”), then Custodian shall (a) with respect to any missing Note, promptly deliver to Lender or to Borrower, if the Loan is released, upon request, a Lost Note Affidavit in the form of Annex 8 hereto and (b) with respect to any missing document related to such Loan, including but not limited to a missing Note, indemnify Borrower and Lender, as applicable, in accordance with Section 12(c) below.

(c) Custodian agrees to indemnify and hold harmless Lender and Borrower, and their respective affiliates, directors, officers, employees, agents and representatives for, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them directly relating to or arising out of a Custodial Delivery Failure. The foregoing indemnification shall survive the resignation or removal of Custodian and any termination or assignment of this Agreement.

(d) Under no circumstances shall Custodian be liable for indirect, punitive, special or consequential damages under or pursuant to this Agreement, its duties or obligations hereunder or arising out of or relating to the subject matter hereof.

Section 13.	Reliance of Custodian.

(a) In the absence of bad faith on the part of Custodian, Custodian may conclusively rely and shall be fully protected in acting or refraining from acting upon, as to the truth of the statements and the correctness of the opinions expressed therein, any request, instruction, certificate, opinion or other document furnished to Custodian (including such items received via Electronic Transmission), reasonably believed by Custodian to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; provided, however, that in the case of any Loan Document or other request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to Custodian, Custodian shall be under a duty to examine the form of the same in accordance with the requirements of this Agreement.

(b) Custodian shall not have any duties or responsibilities except those that are specifically set forth in this Agreement. Custodian shall have no responsibility nor duty with respect to any Mortgage File while not in its possession. If Custodian requests instructions from Lender with respect to any act, action or failure to act in connection with this Agreement, Custodian shall be entitled to refrain from taking such action and continue to refrain from acting unless and until Custodian shall have received written instructions from Lender with respect to a Mortgage File without incurring any liability therefor to Lender or any other Person.

(c) Neither Custodian nor any of its directors, officers, agents or employees shall be liable for any action or omission to act hereunder except for its or their own gross negligence, bad faith or willful misconduct. In no event shall the Custodian or any of its directors, officers, agents or employees have any responsibility to ascertain or take action except as expressly provided herein.

(d) Neither Custodian nor any of its directors, officers, agents or employees shall be liable to the Lender, Borrower or any other Person with respect to any action taken or not taken by it in good faith in the performance of its obligations under this Agreement or in accordance with the Lender’s, or if applicable, Borrower’s, written instructions. The obligations of the Custodian or any of its directors, officers, agents or employees shall be determined solely by the express provisions of this Agreement.

(e) With respect to legal matters arising hereunder, Custodian may consult with counsel, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by Custodian in good faith and in accordance therewith.

(f) No provision of this Agreement shall require Custodian to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under this Agreement if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it is not reasonably assured to it.

(g) Any entity into which Custodian may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Custodian shall be a party, or any corporation succeeding to the business of Custodian shall be the successor of Custodian hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

(h) The Custodian shall use the same degree of care and skill as is reasonably expected of the financial institutions acting in comparable capacities and this Section 14 shall not be interpreted to impose upon the Custodian a higher standard of care than that set forth in this sentence.

(i) In order to comply with laws, rules, regulations, and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Custodian is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Custodian. Accordingly, each of the parties hereto agrees to provide the Custodian upon its reasonable request from time to time, such identifying information and documentation as may be available for such party in order to enable the Custodian to comply with Applicable Law.

(j) For all purposes of this Agreement, the Custodian may rely conclusively on any written notice from the Lender as to the existence of a Default or Event of Default under the Loan Agreement and shall not be deemed to have knowledge thereof or of any fact or circumstance in the absence of such written notice. In the event of any question or dispute as to the terms and conditions of the Loan Agreement, the Custodian may rely conclusively on any written determination or direction furnished to it by the Lender.

(k) The Custodian may engage one or more nationally recognized third parties to perform recording services and document delivery services and any other third party as requested or directed by Lender or Borrower in connection with the Custodian’s duties hereunder, and shall not be responsible for the actions or non-actions of such third parties to the extent that such third parties are selected with due care; provided, however, that such appointment shall not relieve the Custodian from performance of its duties hereunder.

(l) The provisions of this Section 14 shall survive the resignation or removal of the Custodian and the termination of this Agreement.

Section 14.	Term of Agreement.

Promptly after written notice from Lender of the termination of the Loan Agreement and payment in full of all amounts owing to Lender thereunder, Custodian shall deliver all documents remaining in the Mortgage Files to Borrower, and, except as otherwise set forth herein, this Agreement shall thereupon terminate. Notwithstanding the foregoing, if more than two (2) years passes since the last date on which any activity has occurred under this Agreement (“activity” meaning any withdrawals or deliveries of Mortgage Files), the Custodian is entitled to terminate this Agreement as of such date and return the Mortgage File in its physical possession to the address of Lender (or Borrower if the Custodian has had notice of release of the pledge) specified herein, at the Lender’s (or Borrower’s, if the Custodian has had written notice of release) expense, upon 30 days’ prior written notice to the Lender.

Section 15.	Notices.

All demands, notices and communications hereunder shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be deemed to have been duly given when received by the recipient party at the address shown on its signature page hereto, or at such other addresses as may hereafter be furnished to each of the other parties by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee. Each party hereto hereby represents and warrants that its office is located at the respective address set forth on its signature page hereto, and each such party shall notify each other party hereto if such address should change.

Section 16.	GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 17.	Authorized Representatives.

Each individual designated as an authorized representative of Lender or its successors or assigns, Borrower and Custodian, respectively (an “Authorized Representative”), is authorized to give and receive notices, requests and instructions and to deliver certificates and documents in connection with this Agreement on behalf of Lender, Borrower and Custodian, as the case may be, and the specimen signature for each such Authorized Representative, initially authorized hereunder, is set forth on Annexes 5, 6 and 7 hereof, respectively. From time to time, Lender, Borrower and Custodian or their respective successors or permitted assigns may, by delivering to the others a revised annex, change the information previously given pursuant to this Section 18, but each of the parties hereto shall be entitled to rely conclusively on the then current annex until receipt of a superseding annex.

Section 18.	Amendment.

This Agreement may be amended from time to time by written agreement signed by Borrower, Lender and Custodian.

Section 19.	Cumulative Rights.

The rights, powers and remedies of Custodian and Lender under this Agreement shall be in addition to all rights, powers and remedies given to Custodian and Lender by virtue of any statute or rule of law, the Loan Agreement or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing Lender’s interest in the Loans. This Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto, and their successors and assigns, any legal or equitable right, remedy or claim under this Agreement.

Section 20.	Assignment; Binding Upon Successors.

This Agreement may not be assigned in whole or in part by Borrower or Custodian without the prior written consent of Lender. The Lender may assign its rights and obligations under the Agreement upon at least ten (10) Business Days written notice to Custodian. Within such period, and so long as the Custodian has received all information necessary to allow Custodian to perform the know your customer procedures with regard to such assignee, the Custodian will either confirm that Custodian may legally transact business with the proposed assignee pursuant to the limitations and requirements of Section 14(j) of this Agreement and the requirements and limitations of Custodian’s know your customer rules that may be in effect from time to time, or advise the Lender that Custodian may not transact business with such assignee. Lender shall provide Custodian with notice of such assignment together with written acknowledgment that the assignee is assuming all of the obligations of Lender under this Agreement to the extent applicable. All rights of Custodian and Lender under this Agreement shall inure to the benefit of Custodian and Lender and their successors and permitted assigns, and all obligations of Borrower shall bind its respective successors and assigns.

Section 21.	Entire Agreement; Severability.

This Agreement contains the entire agreement with respect to the rights and obligations of Custodian relating to the Loans among Custodian, Lender and Borrower. If any of the provisions of this Agreement shall be held invalid or unenforceable, this Agreement shall be construed as if not containing such provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 22.	Execution in Counterparts.

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 23.	Tax Reports.

Custodian shall not be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of Custodian’s compensation or for reimbursement of expenses.

Section 24.	Assignment by Lender.

Lender hereby notifies Custodian that Lender may assign, as of the applicable Funding Date or thereafter, all of its right, title and interest in and to some or all of the Pledged Loans to a third party assignee (an “Assignee”), subject only to the requirement set forth in Section 21. Borrower hereby irrevocably consents to any such assignment. Subject to any limitations in any agreement among the Assignee and Lender, the Assignee may, upon written notice of Lender’s default to the Custodian pursuant to the agreement effecting the assignment of Lender’s right, title and interest in and to the Pledged Loans assigned to Assignee, directly enforce and exercise such rights under this Agreement that have been assigned or pledged to it and, until otherwise notified by the Assignee, Lender shall no longer have any of such rights. Custodian shall assume that any assignment from Lender to the Assignee is subject to no limitations that are not expressly set forth in this Agreement.

Section 25.	SUBMISSION TO JURISDICTION; WAIVERS.

EACH OF LENDER, BORROWER AND CUSTODIAN HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH EACH OTHER PARTY HERETO SHALL HAVE BEEN NOTIFIED;

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 26.	Confidentiality.

Custodian hereby acknowledges and agrees that (i) all written or computer-readable information provided by Lender or Borrower regarding Lender or Borrower and (ii) the terms of this Agreement and the Loan Agreement (the “Confidential Information”), shall be kept confidential and shall not be divulged to any Person other than the parties hereto without Lender’s and Borrower’s prior written consent. Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, or information obtained by the Custodian from sources other than the parties hereto, (ii) disclosure of any and all information (A) required to be disclosed by applicable rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspect of Custodian’s business or that of its affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Custodian or any affiliate, officer, director, employer or shareholder of Custodian is a party or (D) to any affiliate, independent auditor or internal auditor, agent, employee or attorney of Custodian having a need to know the same, provided that the Custodian advises such recipient of the confidential nature of the information being disclosed, (iii) any other disclosure authorized by this Agreement or the parties hereto or (iv) disclosure necessary to allow Custodian to enforce its rights hereunder. To the extent that Custodian is required to disclose Confidential Information pursuant to the requirements of any legal proceeding, Custodian shall notify, to the extent not otherwise prohibited by applicable law, rule or regulation, Lender and Borrower in writing within one Business Day of its knowledge of such legally required disclosure so that Lender or Borrower may seek an appropriate protective order and/or waive Custodian’s compliance with this Agreement. In the absence of a protective order or waiver, Custodian may disclose the relevant Confidential Information if, in the written opinion of its counsel, failure to disclose such Confidential Information would subject Custodian to liability for contempt, censure or other legal penalty or liability.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Custodial Agreement was duly executed by the parties hereto as of the day and year first above written.

BORROWER

IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company

By:	Iron Bridge Management Group, LLC, an
Oregon limited liability company
Its:	Manager

By:
Gerard Stascausky
	Its:	Sole Member

Address for Notices:
1255 NW 9th Avenue, Suite 1403
Portland, Oregon 97209
Attn.:	Gerard Stascausky
Email:

[Signature Page to Custodial Agreement]

IN WITNESS WHEREOF, this Custodial Agreement was duly executed by the parties hereto as of the day and year first above written.

LENDER

WESTERN ALLIANCE BANK, an Arizona corporation

By
Seth Davis
Title:	Vice President

Address for Notices:
3033 West Ray Road
Chandler, Arizona 85226
Attn: Seth Davis
Email: SDavis@WesternAllianceBank.com

[Signature Page to Custodial Agreement]

IN WITNESS WHEREOF, this Custodial Agreement was duly executed by the parties hereto as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By
Name:
Title:

Address for Notices:
U.S Bank Global Corporate Trust Services
Document Custody Services
269 Technology Way Bldg. B Unit #3
Rocklin, CA 95765
Attn: Cheryl Whitehead
Email: cheryl.whitehead@usbank.com

[Signature Page to Custodial Agreement]